SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2016

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE, HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2016, Ultra Clean Holdings, Inc. (the “Company”) announced that Ms. Sheri Brumm, previously the Company’s Vice President of Finance, has been promoted to the role of Senior Vice President of Finance and Chief Accounting Officer of the Company, effective February 18, 2016.

Ms. Brumm, 45, joined the Company as the Senior Director of Finance in April 2009. Prior to joining the Company, Ms. Brumm served at Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry, as its corporate controller and Vice President of Finance from February 2008 to February 2009 and as Director of Internal Audit from May 2006 to February 2008. Prior to Credence Systems, Ms. Brumm served in various accounting and finance roles at Protiviti, a global business consulting and internal audit firm, and KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Ms. Brumm also served as Manager, Business Process Risk Accounting, at Arthur Anderson LLP, the former accounting firm, from May 1996 to October 1999. Ms. Brumm holds a Bachelor of Science degree in Managerial Economics from the University of California, Davis.

Ms. Brumm’s annual base salary will initially be $265,000, with an annual target bonus equal to 40% of her base salary. Ms. Brumm will also receive, in addition to regular annual grants, a promotional grant of 15,000 restricted stock units effective February 26, 2016 that vests in three equal installments on the first, second and third anniversaries of the grant date, subject to her continued employment on the applicable vesting date. Ms. Brumm will also be entitled to severance benefits under the Company’s Severance Benefits for Executive Officers policy (the “Severance Policy”). Under the Severance Policy, if Ms. Brumm is terminated without cause and signs a release of claims, she is entitled to receive (i) 75% of her then-current base salary, (ii) 50% of her annual bonus (based on the average annual cash bonus over the prior three years) and (iii) 9 months of COBRA premiums.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	February 24, 2016	By:	/s/ KEVIN C. EICHLER
			Name:	Kevin C. Eichler
			Title:	President, Chief Financial Officer and Secretary